EXHIBIT 10.1
EXHIBIT A
Anchor Glass Container Corporation
$15,000,000
Debtor-in-Possession Note
Term Sheet
This Term Sheet, together with the Term Notes issued by the Debtor to the Note Purchasers, substantially in the form annexed hereto as Exhibit A (collectively, the “Notes”), and the Interim Order approved by the Bankruptcy Court, provides for the terms and conditions agreed to by the Debtor and the Note Purchasers with respect to the Facility (as such capitalized terms are hereinafter defined).

Debtor:	Anchor Glass Container Corporation (the “Debtor”).

Note Purchasers:	Those holders (the “Holders”) of the 11% Senior Secured Notes due 2013 (the “Senior Secured Notes”) identified on the signature pages hereto.

Administrative Agent:	Wells Fargo Bank, N.A.

The Facility:	Advances made available to the Debtor by the Note Purchasers in an aggregate principal amount of $15,000,000 (the “Facility”). All amounts outstanding and any other obligations of the Debtor under the Facility shall become due and payable on the Maturity Date.

The Debtor also hereby agrees that it shall, assuming satisfactory completion by the Note Purchasers of appropriate due diligence and appropriate documentation, enter into an agreement with certain holders of the Senior Secured Notes who agree to become note purchasers thereunder to issue an additional $125,000,000 within twenty days hereof on substantially the same terms and conditions to be agreed to by such holders, subject to Bankruptcy Court approval, as well as such additional terms and conditions to be provided in appropriate note purchase documentation which shall be used to pay all obligations to the Holders under this Facility, retire in full the Wachovia DIP facility, and retire in full the Madeline facility.

The Debtors and Wachovia (or any other interim DIP lender) shall agree to the term sheet for the Facility by no later than August 10, 2005.

Use of Proceeds:	Proceeds of the notes issued under the Facility will be used to pay for the post-petition operating expenses of the Debtor in accordance with the Budget and other costs and expenses of administration of the Chapter 11 case concerning the Debtor (the “Case”), which has been commenced in the United States Bankruptcy Court for the Middle District of Florida (the “Bankruptcy Court”). Expenses not on the Budget require approval of the Note Purchasers as follows: After $5 million of the Note proceeds has been used, in the event a weekly variance of net cash flows exceeds negative $500,000 then the Debtor shall require Note Purchasers consent for further variances. If positive variance, net positive can roll forward to next week.

Debtor agrees to twice weekly cash forecast/business update calls with the Note Purchasers.

The Debtor’s use of the proceeds shall be in compliance with a budget which shall be agreed upon by the Debtor and the Note Purchasers.

Closing Date:	The Facility shall close upon the first date practicable following the entry of an interim order by the Bankruptcy Court approving the Facility on terms and conditions satisfactory to the relevant Holders in their sole discretion (the “Interim Order”), which is anticipated to be on or prior to August 10, 2005.

Maturity Date:	The earliest of (i) forty-five (45) days from the Closing Date or (ii) the date on which an Event of Default (as defined below) occurs. All amounts outstanding and any other obligations of the Debtor under the Facility shall be due and payable in full in cash on the Maturity Date.

Prepayment Fee	A fee equal to 100 bps if the Facility is refinanced with a replacement debtor in possession financing before maturity (unless such replacement debtor in possession financing is the $125,000,000 Facility contemplated above).

Interest Rate:	The Facility will bear cash interest at a rate equal to the rate applicable to a LIBOR interest period of 3 month on the Closing Date (as determined by the Administrative Agent on such date in accordance with applicable conventions in the Eurodollar lending market) plus 700 bps, payable on the Maturity Date.

Default Interest Rate:	During the continuance of an Event of Default, the Facility will bear cash interest at an additional 200 bps per annum.

Commitment Fees:	A commitment fee to the Note Purchasers equal to 100 bps of the principal amount of the Facility will be earned and due and payable to the Note Purchasers upon entry of the Interim Order.

Agent’s Agreement:	All fees, terms and conditions applicable to appointment and duties of the Administrative Agent with respect to the Facility shall be reasonably acceptable to the Note Purchasers.

Expenses:	The Debtor shall pay in the ordinary course, without further Court order, all (i) reasonable out of pocket costs and expenses of the Administrative Agent (including all reasonable fees, expenses and disbursements of outside counsel and consultants) in connection with the preparation, execution and delivery of the note purchase documentation and the funding of the Facility, the administration of the Facility and any amendment or waiver of any provision of the note purchase documentation, (ii) reasonable out of pocket costs and expenses of the Note Purchasers (including reasonable fees, expenses and disbursements of counsel) in connection with the enforcement or protection of any of their rights and remedies under the note purchase documentation and (iii) all reasonable fees and expenses of the Note Purchasers’ professionals in connection with the Case. The Note Purchasers shall provide a summary of those fees and expenses to the Debtor, any duly appointed official committee, the office of the U.S. Trustee and, in the event of an objection within five days of receipt, such objection shall be heard by the Bankruptcy Court.

Priority:	All amounts owing by the Debtor under the Facility in respect thereof at all times will constitute allowed super-priority administrative expense claims in the Case having priority over all administrative expenses of the kind specified in sections 503(b) and 507(b) of the Bankruptcy Code, subject only to the Carve-Out (as defined below).

Collateral:	All amounts owing by the Debtor under the Facility will be secured by a first priority perfected priming security interest in, and lien on, all of the assets (tangible, intangible, real, personal or mixed) of the Debtor, whether now owned or hereafter acquired, which currently secure the Senior Secured Notes, subject only to (i) such valid and enforceable liens of record as of the date of the commencement of the Case as are acceptable to the Administrative Agent and the Note Purchasers in their sole discretion, and (ii) the Carve-Out for professional fees.

Carve-Out:	“Carve-Out” shall mean sums having priority ahead of the super priority claims and liens securing the Facility for (i) the payment of any unpaid fees payable to the United States Trustee pursuant to 28 U.S.C. §1930 and (ii) the payment of unpaid claims (whether then or subsequently allowed) for fees and expenses incurred by professionals retained by an order of the Bankruptcy Court, including fees and expenses incurred prior to, and after, the occurrence of an Event of Default, not to exceed $500,000 in the aggregate (the “Professional Expense Cap”); provided, however, any payments actually made to such professionals under sections 330 or 331 of the Bankruptcy Code, the Bankruptcy Rules, any local bankruptcy rule or any order of the Bankruptcy Court, after the occurrence of an Event of Default shall reduce the Professional Expense Cap on a dollar-for-dollar basis. The application of pre-petition retainers shall not reduce the Carve-Out.

Adequate Protection:	As a result of the priming contemplated herein, the Trustee for the Senior Secured Notes, for the benefit of all holders of the Senior Secured Notes, shall be granted the following as adequate protection: (i) a replacement security interest in, and lien on all of the Debtors’ property that currently serves as collateral for the Senior Secured Notes; and (ii) a security interest in, and a lien on, the Debtors’ working capital, except that such lien may be junior to any existing liens held by, or adequate protection liens granted to, the Pre-Petition Lenders.

Conditions Precedent To the Closing:	On the Closing Date, the following conditions precedent shall have been satisfied, to the reasonable satisfaction of the Note Purchasers in their sole discretion:

(i) All documentation relating to the Facility shall be in form and substance satisfactory to the Administrative Agent, each Note Purchaser and its counsel in their sole discretion;

(ii) The Debtor and the Note Purchasers shall have agreed upon an approved budget;

(iii) The Debtor shall have provided evidence of insurance

satisfactory to the Administrative Agent in its sole discretion;

(iv) All fees and expenses (including reasonable fees and expenses of counsel) required to be paid to the Administrative Agent and/or the Note Purchasers on or before the closing date have been paid;

(v) All motions and other documents to be filed with and submitted to the Bankruptcy Court in connection with the Facility (including, without limitation, the Interim Order) shall be in form and substance satisfactory to the Administrative Agent and Note Purchasers in their sole discretion;

(vi) Except for the filing of the Cases, there shall have occurred no material adverse change in any of (i) the operations, performance, prospects, business, assets, properties, or condition (financial or otherwise) of the Debtor, based on information provided by the Debtor to the Administrative Agent and Note Purchasers, (ii) the ability of the Debtor to perform its respective obligations under the note purchase documentation or (iii) the ability of the Administrative Agent and the Note Purchasers to enforce the note purchase documentation (any of the foregoing being a “Material Adverse Change”);

(vii) Governmental and third party consents and approvals necessary in connection with the Facility and the transactions contemplated thereby, to the extent required, shall have been obtained and shall remain in effect.

(viii) The making or issuance of the Notes shall not violate any requirement of applicable law and shall not be enjoined, temporarily, preliminarily or permanently; and

(ix) The Bankruptcy Court shall have entered an Interim Order, in form and substance satisfactory to the Administrative Agent and Note Purchasers in their sole discretion, which order shall be in full force and effect and shall not have been reversed, vacated or stayed and shall not have been amended, supplemented or otherwise modified without the prior written consent of the Administrative Agent and Note Purchasers (which consent may be withheld in their sole discretion) authorizing and approving the Facility and the transactions contemplated thereby, including, without limitation, the granting of the super-priority status, security interests and liens, and the payment of all fees referred to herein.

Representations and Warranties:	Usual and customary for financings of this nature, and such other representations and warranties as are reasonably acceptable to the Note Purchasers in their sole discretion.

Affirmative and Negative Covenants:	The Debtor hereby agrees to the following affirmative and negative covenants that will require that the Debtor:
(i) Deliver all pleadings, motions and other documents filed on behalf of the Debtor with the Bankruptcy Court to the Administrative Agent and its counsel;

(ii) Not file, support or endorse (x) any plan of reorganization or (y) propose any sale of assets that has not been approved by the Administrative Agent and Note Purchasers unless the sale or plan provides payment in full in cash of the Notes;

(iii) Not make or permit to be made any change to the Interim Order or the Final Order; and

(iv) Not seek any other Debtor-in-possession financing other than the $125,000,000 to be provided by certain holders of Senior Secured Notes who agree to become note purchasers referenced herein.

Events of Default:	The following shall be events of default:
(i)	the Debtor shall file a Plan or motion seeking approval of a 363 Sale the terms of which are not acceptable in advance to the Note Purchasers;

(ii)	dismissal of any material portion of the Debtor’s case or conversion of its case to a Chapter 7 case;

(iii)	appointment of a Chapter 11 trustee or examiner or other person with expanded powers;

(iv)	granting of relief from the automatic stay as to assets of the Debtor with a value in excess of $1 million;

(v)	cessation of liens or super-priority claims granted with respect to the Facility to be valid, perfected and enforceable in all respects;

(vi)	failure of the Bankruptcy Court to enter (1) the Interim Order on or before August 11, 2005, or (2) the Final Order within 20 days of the Closing Date;

(vii)	reversal, vacation or stay of the effectiveness of either the Interim Order or the Final Order; and

(viii)	failure of the Debtor to retain a chief restructuring officer or replacement thereof reasonably acceptable to the Note Purchasers having such duties and authority as are reasonably acceptable to the Note Purchasers, on or before August 30, 2005 (subject to Court approval thereafter). The Debtor may, with the reasonable consent of the Note Purchasers, terminate the chief restructuring officer if it is in the best interests of the Debtor’s estate.

Indemnification:	The Debtor, jointly and severally, shall indemnify and hold harmless the Administrative Agent, each Note Purchaser and each of their affiliates and each of the respective officers, directors, members, partners, employees, agents, advisors, attorneys and representatives of each (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and disbursements of counsel), that may be incurred by or asserted or awarded against any Indemnified Party (including, without limitation, in connection with or relating to any investigation, litigation or proceeding or the preparation of any defense in connection therewith), in each case arising out of or in connection with or by reason of the Facility, except to the extent such claim, damage, loss, liability or expense is found in a final judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct. In the case of an investigation, litigation or other proceedings to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Debtor, any of its directors, security holders or creditors, an Indemnified Party or any other person, or an Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. The Debtor further agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract, tort, or otherwise) to the Debtor or any of its security holders or creditors for or in connection with the transactions contemplated hereby, except for direct damages (as opposed to special, indirect, consequential or punitive damages (including, without limitation, any loss of profits, business or anticipated savings)).

Governing Law:	State of New York.
     IN WITNESS WHEREOF, the parties hereto have caused this Term Sheet to be executed by their respective officers thereunto duly authorized, as of the date first above written.

ANCHOR GLASS CONTAINER CORPORATION

By

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By

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